Exhibit 10.24
INDEPENDENT BANK CORP.
KEY EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

SECTION 1
PURPOSE OF THE PLAN

The Board of Directors (the “Board”) of Independent Bank Corp. and the Compensation Committee thereof (the “Committee”) recognize that the possibility of a Change in Control of the Company (each as defined below), and the uncertainty it could create, may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board believes it is imperative to diminish the inevitable distraction of the Company’s participating key executives by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to provide such executives with compensation and benefits arrangements upon a Change in Control that are competitive with those of other corporations.

Therefore, in order to fulfill the above purposes, upon the recommendation of the Committee, this Plan was adopted by the Board on October 19, 2023 and became effective on even date therewith.
SECTION 2
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:

2.1“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

2.2“Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination (for purposes of Section 3.1 of this Plan, disregarding any reduction that is a basis for the Participant’s termination for Good Reason).

2.3“Average Annual Bonus” means the average of the annual bonuses paid or payable to the Participant (including any amounts deferred or paid in the form of equity awards), pursuant to the Company’s short-term incentive plan applicable to the Participant, in respect of the last three (3) full fiscal years of the Company prior to the date of the Change in Control, or, if the Participant was first employed by the Company after the beginning of the earliest of such three (3) fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years of the Company ending before the date of the Change in Control during which the Participant was employed by the Company, with such bonus being annualized with respect to any such fiscal year during which the Participant was not employed by the Company for the whole of such fiscal year if the bonus was prorated for such fiscal year.

2.4“Cause” means (a) willful misconduct on the part of the Participant that is materially detrimental to the Company, or (b) the conviction of the Participant, or plea of guilty or nolo contendere by the Participant, to a charge of commission of a felony under federal law or the law of the state in which such action occurred. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Entities and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (ii) the instructions of the Chief Executive Officer or another executive officer of the Company or (iii) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good-faith opinion of the Applicable Board, the Participant is guilty of the conduct described in this definition, and specifying the particulars of such conduct in detail.

2.5“Change in Control” shall mean the occurrence of any of the following events:

(a)an acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5;
(b)a change in the composition of the Board so that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board;

(c)the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)shareholder approval of a complete liquidation or dissolution of the Company.
(e)
2.6“CIC Period” means the two-year period beginning on and including the date of a Change in Control.

2.7“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8“Company” means Independent Bank Corp. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.9“Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein (subject to the notice period and Cure Period in the case of a termination by the Participant for Good Reason). If the Participant’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of the Participant’s death or the date on which the Participant’s termination due to Disability is effective. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.10“Disability” means permanent and total disability as determined under the Company’s long-term disability policy applicable to the Participant.

2.11“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13“Good Reason” means actions taken by the Company, without the Participant’s prior written consent, resulting in a material negative change in the employment relationship, including:

(a)The assignment to the Participant of duties materially inconsistent with the Participant’s position, authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which the Participant retains authority;

(b)A material diminution in the authorities, duties or responsibilities of the person to whom the Participant is required to report;

(c)A reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change in Control (or if higher, at any time thereafter);
(d)A material reduction in (i) the annual bonus from that earned by the Participant in respect of the completed fiscal year of the Company ending immediately prior to the date of the Change in Control, (ii) the Participant’s Target Annual Bonus or equity or other long-term incentive opportunities from those in effect immediately prior to the Change in Control (or, if higher, at any time thereafter) or (iii) the retirement, welfare and perquisite benefits provided to the Participant;

(e)A requirement that the Participant (i) relocate his or her primary place of employment to an office location more than fifty (50) miles from the location in effect for the Participant immediately prior to the Change in Control or (ii) be based at a location other than the principal executive offices of the Company; or
(f)Any other action or inaction that constitutes a material breach of this Plan, including any failure to require a successor to assume this Plan.

In order to invoke a termination for Good Reason, the Participant shall provide a Notice of Termination to the Company setting forth the existence of one or more of the conditions described in clauses (a) through (f) within ninety (90) days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such Notice of Termination (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (f) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.14“Notice of Termination” means a written notice delivered by the Company to the Participant in the case of a termination for Cause and by the Participant to the Company in the case of a termination for Good Reason that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination which shall be not more than thirty (30) days after the giving of such notice (subject to the Company’s right to cure in the case of a resignation for Good Reason). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

2.152.15 “Participant” means an employee of the Company or an Affiliated Entity who is (a) a member of the executive leadership team or (b) a key employee, in each case designated by the Committee in writing as a Participant; provided that an employee who is party to an employment or other agreement with the Company or an Affiliated Entity that provides for severance payments or benefits upon a termination of employment (whether prior to or after a “change in control” (or term of similar meaning))) shall not be eligible to be a Participant. Designation as a Participant shall be communicated by delivery of a Participation Notice. No employee of the Company or an Affiliated Entity shall be a Participant in the Plan following the Participant’s (i) termination that does not constitute a Qualifying Termination or (ii) termination prior to the commencement of or following the expiration of the CIC Period. “Participation Notice” means the written notice provided by the Company to the Participant informing the Participant of the Participant’s eligibility to participate in the Plan, which shall be substantially in the form attached hereto as Exhibit A.

2.16“Plan” means this Independent Bank Corp. Key Executive Change in Control Severance Plan.

2.17“Qualifying Termination” means a termination of a Participant’s employment during the CIC Period by the Participant for Good Reason or by the Company other than for Cause, death or Disability.

2.18“Target Annual Bonus” means the Participant’s target annual bonus, pursuant to the Company’s short-term incentive plan applicable to the Participant, as in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination (for purposes of Section 3.1 of this Plan, disregarding any reduction that is a basis for the Participant’s termination for Good Reason).

SECTION 3
SEPARATION BENEFITS

3.1Qualifying Termination. If a Participant experiences a Qualifying Termination, subject to signing the Release and Covenant Agreement pursuant to Section 3.3 of this Plan and in consideration of the Participant’s compliance with the restrictive covenants and other obligations set forth therein, the Company shall pay or provide to the Participant the payments and benefits at the time or times set forth below (except as otherwise required by Section 9 of this Plan):

(a)a lump-sum cash payment equal to the aggregate of the following amounts, payable, except as provided below, as soon as reasonably practicable (but no later than thirty (30) days in the case of the Accrued Obligations and sixty (60) days in the case of the other amounts below) after the Date of Termination:

(i)the sum of (A) the Participant’s earned and unpaid Annual Base Salary with respect to employment through the Date of Termination, (B) any annual bonus earned by the Participant for a performance period that was completed prior to the Date of Termination, (C) any accrued and unused vacation pay or other paid time off, to the extent required to be paid to the Participant by any policy of the Company in effect prior to the Change in Control or, if more favorable to the Participant, at any time thereafter, or otherwise payable under applicable law, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual bonus described in clauses (A) or (B), then for purposes of this Section 3.1(a)(i), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii)the product of (A) the Target Annual Bonus (or, if higher, to the extent determined in connection with the Change in Control or otherwise, the annual bonus for the year of termination based on the level of achievement of performance as so determined), and (B) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the Date of Termination occurs through and including the Date of Termination, and the denominator of which is the total numbers of days in such fiscal year (provided, however, that if the Participant has already been awarded an annual bonus payment in respect of any portion of such fiscal year (the “Stub Period”), the numerator of the fraction shall instead be the number of days elapsed in such fiscal year for the period commencing on the first date after the Stub Period and ending on the Date of Termination), with the payment timing to take into account any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a)(i) of this Plan;

(iii)the amount equal to the product of (A) two (2) and (B) the sum of (1) the Participant’s Annual Base Salary and (2) the higher of the

Participant’s (x) Average Annual Bonus and (y) Target Annual Bonus; and
(iv)the amount that, after the payment of all applicable federal and state income and employment taxes, equals the pre-tax cost to the Company (and for the avoidance of doubt that does not include the Participant’s portion of any premiums) of the Participant’s (including his or her eligible dependents’) participation for a period of twenty-four (24) months in the Company’s group term life insurance policy and health insurance programs (medical, dental and vision), in each case in which (and on the same basis as) the Participant and the Participant’s eligible dependents participated as of immediately prior to the Date of Termination, less any amount that the Company has already paid on behalf of the Participant with respect to such participation for periods after the Date of Termination;

(b)the Company shall, at its sole expense as incurred, provide the Participant with outplacement services for a period of twelve (12) months following the Date of Termination, the scope and provider of which shall be selected by the Company prior to the Change in Control, provided that the aggregate cost of such services shall not exceed 10% of the Participant’s Annual Base Salary; and

(c)to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under the Company’s deferred compensation plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2Other Terminations. For the avoidance of doubt, the Participant shall not be entitled to any payments or benefits pursuant to this Plan if the Participant experiences a termination of employment that does not constitute a Qualifying Termination. Any termination of the Participant’s employment by the Company for Cause shall be communicated by delivery of a Notice of Termination to the Participant given in accordance with Section 10.6 of this Plan.
3.3Release and Covenant Agreement. The Participant’s receipt of the payments and benefits under Section 3.1 of this Plan (other than with respect to the Accrued Obligations and Other Benefits) shall be subject to the Participant’s execution and non-revocation of a General Release of Claims and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit B (the “Release and Covenant Agreement”), within thirty (30) days following the Date of Termination (or by any later date required by applicable law). The Release and Covenant Agreement shall be delivered to the Participant by the Company on or as soon as practicable (and no later than three (3) business days) after the Date of Termination.

SECTION 4
GOLDEN PARACHUTE EXCISE TAX

4.1 Anything in this Plan to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan or otherwise so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below); provided that the Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Payments were so reduced, the Participant shall receive all Payments to which the Participant is entitled under this Plan or otherwise.

4.2 If the Accounting Firm determines that the aggregate Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 of this Plan shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than five (5) days following the Date of Termination. For purposes of reducing the Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the reduction shall be made in the following order: (a) the outplacement benefits under Section 3.1(b) of this Plan, (b) cash payments that may not be valued under Treas. Regs. § 1.280G-1, Q&A-24(c) (“24(c)”), (c) equity-based payments that may not be valued under 24(c), (d) cash payments that may be valued under 24(c), and (e) equity-based payments that may be valued under 24(c), in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.3 To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.4 The following terms shall have the following meanings for purposes of this Section 4 of this Plan:

(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(b)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

(c)“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code (or, as applicable, the Date of Termination) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d)“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e)“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.5 The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NO MITIGATION OR OFFSET; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS

5.1No Mitigation or Offset. The Company’s obligation to make the payments provided under Section 3.1 of this Plan and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the payments and benefits under Section 3.1 of this Plan to which the Participant is entitled shall not be reduced by the amount of any pay provided to the Participant in lieu of the notice required by WARN.

5.2Legal Fees. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof, whether such contest is between the Company and the Participant or between either of them and any third party (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

5.3Non‑Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Entities and for which the Participant may qualify. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Entities at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason shall in no way affect the Participant’s ability to terminate employment by reason of “retirement” under any compensation and benefits plans, programs or arrangements of the Company or any of the Affiliated Entities or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of the Affiliated Entities, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 3.1 of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance agreement, plan, program or policy of the Company or the Affiliated Entities, including under the Key Executive Severance Plan (or any successor plan thereto).

SECTION 6
AMENDMENT AND TERMINATION

This Plan may be terminated or amended by resolution duly adopted by the Board or the Committee (as applicable and consistent with the Company’s applicable charters), and an employee’s status as a Participant may be terminated by resolution duly adopted by the Board in the case of a Participant who is an “officer” (as defined in Section 16 of the Exchange Act) and the Committee in the case of other Participants; provided that, in connection with or in anticipation of the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of the Participants, including with respect an employee’s status as a Participant; provided, further, that, on and following the date of a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until the end of the CIC Period and after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full pursuant to Section 3.1 of this Plan.

SECTION 7
PLAN ADMINISTRATION

7.1General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator, characterization of any such decision by the Plan Administrator as final or binding on any party or this Plan being considered subject to ERISA.

7.2Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to ERISA. However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

7.3Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 8
SUCCESSORS; ASSIGNMENT

8.1Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
8.2Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 9
SECTION 409A OF THE CODE

9.1General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation, including for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under

Section 409A of the Code. To the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code, all payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

9.2Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.3Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.

9.4Change in Time and Form of Payment. Notwithstanding anything to the contrary in this Plan, if (a) a Change in Control is not a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section

1.409A-3(i)(5) and (b) the Participant participates in a “separation pay plan” (as defined in Treasury Regulations Section 1.409A-1(m)) maintained by the Company or any of its Affiliated Entities, other than this Plan, that provides for the deferral of compensation, then to the extent necessary to avoid the imposition of taxes and penalties under Section 409A of the Code, the amounts payable to such Participant under Sections 3.1(a)(iii) and (iv) of this Plan shall be paid consistent with the time and form of payment specified under such other separation pay plan; provided that, to the extent permissible under Section 409A of the Code, any amounts that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible.

SECTION 10
MISCELLANEOUS

10.1Governing Law. Except to the extent preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied. In furtherance of the foregoing, the internal laws of the Commonwealth of Massachusetts will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the Suffolk County Superior Court of the Commonwealth of Massachusetts in any action or proceeding brought with respect to or in connection with this Plan; provided that, if it is determined that this Plan is subject to ERISA, any disputes shall be brought in the U.S. District Court for the District of Massachusetts.

10.2Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

10.3Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

10.4Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

10.5Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

10.6Notices.

(a)Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail by:

Independent Bank Corp.
288 Union Street
Rockland, MA 02370
Attention: General Counsel

(b)Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.

10.7Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

Exhibit A
Independent Bank Corp.
Designation of Participation in Key Executive Change in Control Severance Plan

The Participant identified below has been selected to participate in the Independent Bank Corp. Key Executive Change in Control Severance Plan (the “Plan”). A copy of the Plan is attached. By signing this designation, the Participant acknowledges and agrees that (a) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time and (b) the Participant’s rights under the Plan are the sole and exclusive rights of the Participant with respect to separation pay in connection with a Change in Control (as defined in the Plan). [By signing this letter, the Participant agrees that the Change of Control Agreement between Rockland Trust Company and the Participant, dated as of [date], is terminated and of no further force or effect as of the date hereof.]
Independent Bank Corp.

By:________________________

Title:_______________________

Date:_______________________

Acknowledged and agreed this ____ day of _____________, 20__.
____________________________
[Insert Name of Participant]

Exhibit B

GENERAL RELEASE OF CLAIMS AND
RESTRICTIVE COVENANT AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into between [___] (“Employee”) and Independent Bank Corp. (the “Company”) as of [DATE]. Capitalized terms used and not defined herein shall have the meanings provided in the Independent Bank Corp. Change in Control Severance Plan (the “Plan”).

WHEREAS, the entering into and non-revocation of this Agreement is a condition to Employee’s right to receive the severance payments and benefits under Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits) in connection with Employee’s Qualifying Termination on [DATE] (the “Date of Termination”).

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 3.1 of the Plan as set forth on Schedule I attached hereto that are conditioned on a release of claims as set forth in the Plan and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.Release of Claims.

(a)Employee Release of Claims. Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its Affiliated Entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, successors and assigns and all persons acting by, through or under or in concert with any of them, from all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, up to and including the date of this Agreement, arising from or relating to Employee’s employment with, or termination of employment from, the Company and its Affiliated Entities, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) Title VII of the Civil Rights

Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended and any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement specifically excludes (i) Employee’s right to receive the payments and benefits under the Plan and to enforce the terms of this Agreement, (ii) Employee’s rights to vested awards (including equity-based awards), amounts and other benefits under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, and (iv) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary. To the maximum extent permitted by law, Employee agrees that he/she has not filed, nor will he/she ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or governmental entity based in whole or in part on any event, act, or omission which is the subject of the release contained in this Agreement.

(b)EEOC. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission to enforce ADEA and other laws. Employee agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by him or on his behalf with respect to any claims released in this Agreement.

2.Restrictive Covenants.

(a)Confidential Information. Employee recognizes and acknowledges as an employee of the Company, Employee has had access to, become acquainted with, and obtained financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Company and its Affiliated Entities and their customers, employees and suppliers, some of which information and knowledge is confidential and proprietary and that Employee could substantially detract from the value and business prospects of the Company and its Affiliated Entities in the event that Employee were to disclose to any person not related to the Company or its Affiliated Entities or use such information and knowledge for Employee or any other person’s advantage. Accordingly, Employee agrees not to disclose to any person, other than directors, officers, employees, accountants, lawyers, consultants, advisors, agents and representative of, or other persons related to, the Company or its Affiliated Entities on a need-to-know basis, any knowledge or information of a confidential nature pertaining to the Company or its Affiliated Entities, or their successors and assigns, including, without limitation, all unpublished matters relating to the business, properties, accounts, books and records, business plan and customers, except with the prior written approval of the Company. Notwithstanding anything in this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, prohibit, limit or restrict Employee from (i) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or as Employee reasonably determines to be necessary to defend or enforce Employee’s rights under the Plan or this Agreement or (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act and the right to any related financial reward).

(b)Employee and Customer Non-solicitation. Employee agrees that for a period of one (1) year after the Date of Termination, Employee shall not, directly or indirectly, individually, or on behalf of any other entity, solicit or induce, or in any manner attempt to solicit or induce, any individual employed by or providing services to the Company or its Affiliated Entities as of the date of such solicitation or during the six (6) months prior thereto to leave such employment or service, whether or not such employment or service is pursuant to a written contract with the Company or any Affiliated Entity or is at will, or (ii) with the exception of mass mailings or other broad-based marketing efforts, solicit, divert or take away, or in any manner attempt to solicit, divert or take away, any client or customer of the Company or its Affiliated Entities.

(c)Employee Acknowledgment. Employee acknowledges that Employee’s agreement to comply with the covenants in this Section 2 is in consideration for the payments and benefits to be received by Employee under Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits). Employee understands that the covenants in this Section 2 may limit Employee’s ability to work in a business similar to the business of the Company and its Affiliated Entities; provided, however, Employee agrees that, in light of Employee’s education, skills, abilities and financial resources, Employee shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the covenants in this Section 2, that any provisions of such covenants prevent Employee from earning a living. Employee acknowledges that any intellectual property agreement between Employee and the Company will continue in full force and effect following the Date of Termination. Notwithstanding any provision to the contrary, the non-solicitation and confidentiality covenants of this Section 2 shall be in addition to, and shall not be deemed to supersede, any existing covenants or other agreements between Employee and the Company or any of its Affiliated Entities.

(d)Remedies. Employee acknowledges that the Company and its Affiliated Entities would be irreparably injured by a violation of Section 2(a) or (b), and Employee agrees that the Company and such Affiliated Entities, in addition to any other remedies available, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened material breach of any of Section 2(a) or 2(b). In no event shall an asserted violation of the provisions of this Section 2 constitute a basis for deferring or withholding any amounts otherwise payable to Employee under this Agreement.

(e)Severability; Blue Pencil. Employee acknowledges and agrees that Employee has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. If it is determined that any provision of this Section 2 is invalid or unenforceable, the remainder of the provisions of this Section 2 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 2 is unenforceable because of the duration or geographic scope of such provision, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such provision shall be enforced.

3.Timing for Consideration.

Employee acknowledges that the Company has specifically advised Employee of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. Employee further acknowledges that Employee has been furnished with a copy of this Agreement, and has been afforded twenty-one (21) calendar days in which to consider the terms and conditions of this Agreement. By executing this Agreement, Employee affirmatively states that Employee has had sufficient and reasonable time to review this Agreement and to consult with an attorney concerning Employee’s legal rights prior to the final execution of this Agreement. Employee further agrees that Employee has carefully read this Agreement and fully understands its terms. Employee acknowledges that Employee has entered into this Agreement, knowingly, freely and voluntarily. Employee understands that Employee may revoke this Agreement within seven (7) calendar days after signing this Agreement. Revocation of this Agreement must be made in writing and must be received by the General Counsel of the Company, at Independent Bank Corp., 288 Union Street, Rockland, MA 02370, within the time period set forth above.

4.Effectiveness of Agreement.

This Agreement shall become effective and enforceable on the eighth (8th) day following Employee’s delivery of a copy of this executed Agreement to the Company, provided that Employee does not timely exercise Employee’s right of revocation as described in Section 3 above. If Employee fails to timely sign and deliver this Agreement or timely revokes this Agreement, this Agreement will be without force or effect, and Employee shall not be entitled to the payments or benefits described in Section 3.1 of the Plan (other than the Accrued Obligations and Other Benefits).

5.Miscellaneous.

(a)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied. In furtherance of the foregoing, the internal laws of the Commonwealth of Massachusetts will control the interpretation and construction of this

Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
(b)Severability. The provisions of this Agreement and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c)No Amendment. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

(d)Dispute Resolution. The parties irrevocably submit to the jurisdiction of the Suffolk County Superior Court of the Commonwealth of Massachusetts with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court.

(e)Assignment. Without the prior written consent of Employee, this Agreement shall not be assignable by the Company. This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

ACKNOWLEDGED AND AGREED BY:

Date:

Independent Bank Corp.

________________________________________
Name:
Title:

SCHEDULE I
SEVERANCE BENEFITS

Section/Payment or Benefit	Amount	Payment Timing
Section 3.1(a)(i) Accrued Obligations (not subject to Release):	$[●] (Unpaid Annual Base Salary)
$[●] (Unpaid Annual Bonus)
$[●] (Accrued Vacation)
$[●] (Unreimbursed Business Expenses)
Section 3.1(a)(ii) Prorated Bonus:	$[●]
Section 3.1(a)(iii) Severance Payment:	$[●]
Section 3.1(a)(iv) Benefits Payment:	$[●]
Section 3.1(b) Outplacement:	In kind benefit
Section 3.1(c) Other Benefits (not subject to Release):	[To be specified as applicable]